SECURITIES AND EXCHANGE COMMISSION

                          Washington, D.C. 20549





                                FORM 8-K



                             CURRENT REPORT

                 Pursuant to Section 13 or 15(d) of the
                    Securities Exchange Act of 1934




                            January 23,1998
                 --------------------------------------
                    (Date of earliest event report)



                          WEYERHAEUSER COMPANY
         -------------------------------------------------------
           (Exact name of registrant as specified in charter)

       Washington              1-4825                     91-0470860
       ----------              ------                    --------------
    (State or other         (Commission                  (IRS Employer
    jurisdiction of         File Number)                 Identification
    incorporation or                                     Number)
    organization)


                         Tacoma, Washington 98477
        --------------------------------------------------------
                (Address of principal executive offices)
                               (zip code)

         Registrant's telephone number, including area code:
                             (253) 924-2345

Item 5.  Other Events

On January 21, 1998, Weyerhaeuser Company issued the following press release:


"FEDERAL WAY, Wash. - Weyerhaeuser Company (NYSE: WY) today reported fourth-quarter net earnings of $108 million before a special item, or 54 cents per common share. This compares with $98 million, or 50 cents per common share, for the same period last year. Including the special item charge, net earnings for the quarter were $98 million or 49 cents per common share. Net sales for the quarter were $2.9 billion compared with $2.8 billion for the fourth quarter in 1996.

During the quarter, Weyerhaeuser recorded a charge of $15 million against operating earnings, or 5 cents per common share, for costs associated with previously announced plans to close its Coos Bay, Oregon export saw mill.

For the year, Weyerhaeuser reported net earnings of $351 million before special items, or $1.76 per common share. This compares with 1996 net earnings of $463 million, or $2.34 per common share. Including the net charge for special items, net earnings for 1997 were $342 million or $1.72 per common share. Net sales in 1997 were $11.2 billion compared with $11.1 billion the prior year.

`Weyerhaeuser just completed a difficult year, but one in which we continued to improve operations,' said Steven R. Rogel, president and chief executive officer. `Due to the ongoing efforts of our employees over the past few years to reduce costs, increase productivity and use greater discipline in capital spending, we performed better than in previous downturns. We're encouraged by our gains in these areas and the improvement we saw during the fourth quarter in a number of our markets.'

Results by segment were:

 .    Timberlands and Wood Products.  Excluding the charge
     associated with closing the export sawmill, the segment reported fourth-quarter operating earnings of $167 million compared to $226 million the previous year. Including the charge, the segment reported earnings of $152 million during the fourth quarter. For the year, the segment reported operating earnings of $747 million excluding the effect of previously announced charges related to the closure of three manufacturing facilities. This compares with $805 million in 1996. Although the segment was affected by weak export market demand for logs and lumber during 1997, those markets appear to have stabilized during the fourth quarter.
     In addition, low interest rates continue to support a good residential construction market in North America.

 .    Pulp, Paper and Packaging.  Operating earnings in
     the fourth quarter were $88 million compared to $31 million in 1996. Excluding special items associated with previously announced closures and disposition of certain facilities, the segment reported earnings of $192 million for the year compared with $307 million in 1996. Lower average product prices affected 1997 earnings. During the year, the performance of the combined pulp, paper and packaging markets improved each quarter. The packaging and paper markets continued this improvement through the fourth quarter, but pulp markets began to weaken during the quarter due to a decline in demand from Asia.

 .    Real Estate and related assets. For the fourth
     quarter, the segment reported earnings of $31 million compared to $22 million for the same period in 1996.
     Strong real estate markets and an increased focus on the home-building and land development businesses combined to produce earnings of $66 million in 1997 excluding the gain on the sale of Weyerhaeuser
     Mortgage Company. This compares with $43 million the prior year.

Weyerhaeuser is one of the world's largest integrated forest product companies. Its principal segments are timberlands and wood products; pulp, paper and packaging; and real estate. It is the world's largest private owner of merchantable softwood timber and producer of softwood lumber and market pulp. It is also one of North America's largest recyclers of office wastepaper, newspaper and corrugated boxes.

This news release may contain statements concerning the company's future results and performance that are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The accuracy of such statements is subject to a number of risks, uncertainties and assumptions that may cause actual results to differ materially from those projected, including, but not limited to, the effect of general economic conditions, including the level of interest rates and housing starts; market demand for the company's products; the effect of forestry, land use, environmental and other governmental regulations; and the risk of losses from fires, floods and other natural disasters. The company is also a large exporter and is affected by changes in economic activity in Europe and Asia, particularly Japan, and by changes in currency exchange rates and restrictions on international trade. These and other factors that could cause or contribute to actual results differing materially from such forward looking statements are discussed in greater detail in the company's Securities and Exchange Commission filings."


                                SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        WEYERHAEUSER COMPANY

                                   By   /s/ K. J. Stancato
                                        -----------------------------
                                  Its:  Vice President and Controller

Date:  January 23, 1998